Breezer Ventures Inc.

Promissory Note

FOR THE VALUE RECEIVED, the undersigned promises to pay Catalyst Capital Group Inc. or order on demand the sum of 50,000 dollars, together from this date at the rate of nil % per annum, both before and after default, until paid in full.

Signed on April 7, 2011

Promissor /s/ ____________

Mr. Tang Xu